Exhibit 99.1

CONFIDENTIAL DRAFT

Calyxt Reports Second Quarter 2022 Financial Results and Provides Corporate Update

Evaluated nine new customer demand-driven plant-based chemistries in the quarter, bringing cumulative chemistries evaluated for development to 95, 31 meet Calyxt’s target profile and several are the subject of term sheet discussions

Engineering solution for a high-value molecule planned to be delivered in early 2023 to a large global consumer packaged goods company

Progressing discussions with multiple potential infrastructure partners who would produce chemistries in various sizes of bioreactors from pilot to commercial scale

Evaluating term sheets for technology licensing and for licensing of traits

Management to host conference call and webcast today at 4:30 p.m. ET

Roseville, MN – August 4, 2022 – Calyxt, Inc. (Nasdaq: CLXT), a plant-based synthetic biology company, today announced financial results for its second quarter ended June 30, 2022.

“Throughout the second quarter of 2022, the Calyxt team tangibly advanced our business and related milestones. We are very pleased to be discussing term sheets for the development and production of chemistries with potential customers in our large and innovative initial target end markets. Calyxt’s progress is evidenced by the 95 customer demand-driven chemistries we have evaluated for development for potential customers, up from 86 at the end of last quarter. Chemistries identified by customers are screened and prioritized by Calyxt to focus on those with the highest probability of success. In terms of our infrastructure partner milestones, we are in discussions with several companies with capabilities to manufacture multiple chemistries concurrently from pilot to multiple commercial scale vessels on a global basis. Also importantly, we are evaluating multiple term sheets for technology licensing and for the licensing of traits, reflecting significant interest in our second-generation high oleic soybean and high fiber wheat offerings. Throughout the quarter we also continued to work on scaling and standardizing our production in our pilot BioFactory system and building out our AIML capabilities. We are proud of the significant progress we have made in a short period of time, and it is a testament to our new strategic direction gaining traction. We continue our focused drive to realize value for our stakeholders and look forward to providing updates in the coming months,” said Michael A. Carr, President and Chief Executive Officer at Calyxt.

Key accomplishments in the second quarter of 2022, and through the date of this press release, include the following:

Chemistries under Development for Potential Customers

•

The breadth and depth of Calyxt’s business development activities continue to grow. In the second quarter, Calyxt received nine new chemistries from potential customers for evaluation, bringing the total number of chemistries cumulatively evaluated for development with PlantSpring for production in its BioFactory to 95. Of the 95 chemistries, 31 have met Calyxt’s target product profile, or TPP, criteria and are subject to further evaluation and discussion with the potential customers. Additionally, the evaluated chemistries include several that were identified by potential customers as having been unsuccessfully attempted by others in the synthetic biology industry.

•

Leveraging the 31 customer demand-driven chemistries that have passed its TPP criteria, Calyxt is currently negotiating term sheets with several potential customers for the development of a select number of those plant-based chemistries.

•

Calyxt is performing a pilot project for a potential high-value chemistry for a large global consumer packaged goods (CPG) company. Calyxt expects to deliver an engineered solution in early 2023. This could form the basis for a formal engagement to complete development and produce the chemistry for that CPG company, or another company in the space who may be interested in the chemistry.

•	The Company’s goal remains two to four customer demand-driven compounds for development by year end using its TPP selection criteria to determine the compounds to pursue.

Discussions with Multiple Global Infrastructure Partners Underway for Production of Chemistries in Various Size Bioreactors from Pilot to Commercial Scale

•

In the second quarter of 2022, Calyxt initiated discussions with multiple potential infrastructure partners and exchanged a draft term sheet with one of them. These potential infrastructure partners offer a global footprint and capabilities to enable Calyxt to have the speed to scale quickly, as they have capacities from pilot to commercial scale production. These partnerships have the potential to enable the development and production of chemistries at industrial scale for customers within Calyxt’s key end markets of cosmeceuticals, nutraceuticals, and pharmaceuticals. Calyxt’s asset-lite approach enables the deployment of capital to its development of a robust customer base and accelerates the speed at which Calyxt can bring chemistries to potential customers, instead of deploying that capital on large scale manufacturing.

Mr. Carr added: “The state of our discussions with potential infrastructure partners advanced during the quarter, offering a foundation to support the scalability of large customers in our key end markets. These advancements potentially accelerate Calyxt forward in terms of the speed at which we could bring our chemistries to said customers. The feedback we have thus far received from these infrastructure partners is that they understand and appreciate that Calyxt is going after hard-to-solve chemistries that are high-value and potentially high-margin. Importantly, Calyxt’s progress with these infrastructure partners not only supports future deals, but also brings value to ongoing customer conversations.”

Multiple Term Sheets for Licensing of Technology and Traits under Evaluation

•

Since Calyxt refocused its licensing business in late 2021, it has developed its strategy for maximizing potential revenue from the licensing of its technology and plant traits as announced last quarter. In the second quarter, Calyxt procured term sheets for the licensing of its patents and the licensing of its plant traits. For plant traits specifically, there has been significant interest in Calyxt’s high fiber wheat and second generation high oleic soybean offerings. These term sheet discussions with potential licensees are continuing to advance.

•

In the fourth quarter of 2021, Calyxt contracted with a large food ingredient manufacturer to develop a soybean intended to produce an oil that could serve as a replacement for palm oil. The project remains on track for a first quarter of 2024 completion. The food ingredient manufacturer is funding Calyxt’s development costs over the term of the agreement and holds an option for future development and commercialization. Given world events, Calyxt has received inbound interest from other manufacturers and users of palm oil during the quarter. Calyxt was also recently featured in an article by the Wall Street Journal focused on the Company’s licensing of traits and the potential of Calyxt’s innovation to be a solution to global supply chain restraints.

“Late last year, we announced the strategic hire of Pete Ball as Technology Licensing Leader. He has been leading our licensing business, including technology and traits, and Calyxt has since made substantial progress in discussions with potential licensees in this area. It is clear these potential licensees see the value of our offerings, especially in these times of global supply issues and food insecurity. We continue our focused drive to realize value for our stakeholders and look forward to providing updates in the coming months,” Mr. Carr continued.

Upcoming Investor Presentation

Calyxt will present at the Canaccord Genuity 42nd Annual Growth Conference on Thursday, August 11, 2022, at 1:00 p.m. ET in Boston, MA.

The presentation will be available for viewing and replay from the Investors section of Calyxt’s website at www.calyxt.com.

Financial Results for the Three Months Ended June 30, 2022

•	Cash, cash equivalents, and restricted cash totaled $11.9 million as of June 30, 2022.

•

Revenue was nominal in the second quarter of 2022 compared to $11.9 million in the second quarter of 2021. The decrease in revenue was driven by the late 2021 completion of the wind-down of the Company’s soybean product line. Revenue in the second quarter of 2022 was primarily associated with the Company’s agreement with a food ingredient manufacturer to develop a palm oil alternative.

•

Total operating expenses were $6.8 million in the second quarter of 2022 compared to $6.3 million in the second quarter of 2021. The increase was primarily driven by the Company’s adoption of the lease accounting standard which shifted amounts previously reported in interest, net to operating expenses.

•

Net loss was $2.5 million in the second quarter of 2022 compared to $4.8 million in the second quarter of 2021. The improvement in net loss was driven by non-operating income (expenses) including the mark-to-market of the Common Warrants liability, which declined in value due to a decline in stock price in 2022, partially offset by the gain realized on the forgiveness of the Payroll Protection Program loan in the second quarter of 2021. Net loss per share was $0.05 in the second quarter of 2022 compared to $0.13 in the second quarter of 2021. The improvement in net loss per share was driven by the improvement in net loss and a year-over-year increase in weighted average shares outstanding.

•

Adjusted net loss was $6.7 million in the second quarter of 2022 compared to $7.8 million in the second quarter of 2021. The improvement in adjusted net loss was driven by the completion of the wind-down of the soybean product line in late 2021. Adjusted net loss per share was $0.14 in the second quarter of 2022 compared to $0.21 in the second quarter of 2021. The improvement in adjusted net loss per share was driven by the improvement in adjusted net loss and a year-over-year increase in weighted average shares outstanding.

“We are happy with the progress we are making across both our product development activities using PlantSpring for BioFactory production and licensing of patents and traits. Additionally, the discussions we are having with potential infrastructure partners brings us closer to enabling our ability to confidently scale production for potential customers while deploying an asset-lite approach that accelerates the speed in which Calyxt can bring chemistries to potential customers,” said Bill Koschak, Chief Financial Officer at Calyxt. “We continue to be disciplined in our use of cash and thanks to the successful offering of our common stock and warrants in February 2022 that resulted in $10.0 million dollars in net proceeds, and assessing our discretionary spending, we continue to expect Calyxt’s cash runway to reach into early 2023.”

Second Quarter 2022 Results Conference Call

Calyxt’s President and Chief Executive Officer, Michael A. Carr, and Chief Financial Officer, Bill Koschak, will host a conference call discussing Calyxt’s results for the second quarter of 2022, followed by a question-and-answer session. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of Calyxt’s website at www.calyxt.com.

To access the call, please use the following information:

Date:	Thursday, August 4, 2022
Time:	4:30 p.m. EST, 1:30 p.m. PST
Toll Free dial-in number:	+1-888-317-6003
Toll/International dial-in number:	+1-412-317-6061
Conference ID:	0247091

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. The conference call will also be broadcast live and available for replay via the investor relations section of the company’s website at www.calyxt.com.

A replay of the conference call and webcast will be available for 30 days following the event

About the PlantSpring™ Technology Platform and BioFactory™ Production System

Calyxt’s technology platform, PlantSpring, is founded on the Company’s more than a decade of experience engineering plant metabolism, and incorporates its scientific knowledge, its proprietary systems, tools, and technologies; and an expanding set of related capabilities. In PlantSpring, the Company identifies metabolic pathways to produce plant-based chemistries, designs strategies to reprogram host cells, engineers plant cell metabolism to optimally produce targeted compounds, and produces those targeted compounds at laboratory scale. The Company has implemented AIML capabilities for the identification of targets for editing specific genetic pathways and continues to develop AIML capabilities across the PlantSpring platform, which will enable learning and adaptation of knowledge gained from past activity and are expected to be combined with predictive analytics to rapidly prototype and provide feedback, accelerate the time to complete the development cycle and help mitigate the risk associated with commercial scale-up. As a result, Calyxt believes it can develop biomolecules in plants for customers at both a greater breadth and level of complexity and at faster speeds than its competitors in the synthetic biology industry. The output from the PlantSpring platform integrates with the Company’s BioFactory production system. The Company uses the term “compounds” to describe compounds, molecules, and plant-based chemistries interchangeably.

The BioFactory is a bioreactor-based production system that is designed to be capable of continuous production of plant-based chemistries. The bioreactor can be of any size depending upon factors including yield and titer necessary to reach the required commercial scale. For production, multicellular Plant Cell Matrix™ (PCM™) structures are placed inside the bioreactor, and growth media bathes the PCM structures to provide them with nutrition, which differentiates the Company’s process from other methods that require complete submersion of cells in growth media and/or the application of hormones to facilitate growth. A PCM structure is a living system of various cell types, which is designed to emulate the intercellular metabolism of an entire plant, which grows over time, produces, and stores, or excretes, the target chemistries. The growth media is the feedstock of the BioFactory production system and contains the essential inputs to support growth of the PCM structures and necessary chemistry production. The growth media is expected to be reused throughout the production cycle, which may run for an extended time period. To scale production in the BioFactory productions system, the Company expects to move the PCM structures from its current bioreactor into larger capacity bioreactors or groups of bioreactors. Calyxt began running lab-scale bioreactors in early 2021. The Company’s first pilot-scale bioreactor became operational in December 2021 and is scalable up to 200 liters. The pilot stage of development takes a compound developed with the PlantSpring platform through to commercial production. Depending on the compound to be produced, there may be a range of vessel sizes between the initial pilot facility and the commercial production facility. The Company’s current plan is to engage third parties, referred to as infrastructure partners, for at-scale commercial production. Infrastructure partners are likely to be companies with processing assets that can be converted from current production to the Company’s bioreactor-based approach. If an infrastructure partner is used for production, the Company expects to pay a fee for that production. Because of the expected modular nature of the BioFactory production system and the types of high value compounds the Company expects to develop for customers, it is also possible that commercial production could also occur in a customer’s in-house facility. The Company expects to expand the scope of its pilot facilities based on customer demand, and the scope of production could extend, subject to regulatory and other considerations, outside the United States. Because of its production methodology, Calyxt believes the BioFactory has the potential to be one of the most sustainable production systems across industries.

About Calyxt

Calyxt (Nasdaq: CLXT) is a plant-based synthetic biology company. The Company leverages its proprietary PlantSpring™ technology platform to engineer plant metabolism to produce innovative high value plant-based chemistries for use in customers’ materials and products. As plant-based solutions, the Company’s synthetic biology products can be used in helping customers meet their sustainability targets and financial goals. Calyxt’s diversified offerings are primarily delivered through its proprietary BioFactory™ production system. For more information, visit www.calyxt.com.

PlantSpring, BioFactory, Plant Cell Matrix™, and the Calyxt logo are trademarks of Calyxt, Inc. Any other trademarks belong to their respective owners.

Contacts

Calyxt Media Contact:	Calyxt Investor Relations Contact:
David Rosen/ John Garabo/ Michael Barron Argot Partners (212) 600-1902 media@calyxt.com	Kimberly Minarovich/ Cameron Willis Argot Partners (212) 600-1902 investors@calyxt.com

Calyxt Business Development Contact:
Gerry Nuovo Senior Vice President of Business Development (612) 427-7881 contact@calyxt.com

USE OF NON-GAAP FINANCIAL INFORMATION

To supplement the Company’s financial results prepared in accordance with GAAP, it has prepared certain non-GAAP measures that include or exclude special items. These non-GAAP measures are not meant to be considered in isolation or as a substitute for financial information presented in accordance with GAAP and should be viewed as supplemental and in addition to the Company’s financial information presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures. In addition, other companies may report similarly titled measures, but calculate them differently, which reduces their usefulness as a comparative measure. Management utilizes these non-GAAP metrics as performance measures in evaluating and making operational decisions regarding the Company’s business.

The Company’s 2021 non-GAAP financial measures reflect adjustments for certain commodity derivatives entered into in connection with its soybean product line. As a result of the completed wind-down of this product line in late 2021, the Company held no commodity derivative contracts as of June 30, 2022.

The Company presents adjusted net loss, a non-GAAP measure, and defines it as net loss adjusted for (i) unrealized gains and losses associated with commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price grain production agreements that should be recognized in the future when the underlying inventory is sold, (ii) gains and losses from commodity derivatives realized in prior periods but associated with inventory sold in the current period, (iii) net realizable value adjustments to inventories occurring in the period which otherwise would have been recognized in the future when the underlying inventory is sold, and (iv) net realizable value adjustments recognized in prior periods but associated with inventory sold in the current period, and excluding cash-based Section 16 officer transition expenses, the recapture of non-cash stock compensation associated with the departure of Section 16 officers, the gain upon the extinguishment of the Payroll Protection Program (PPP) loan, and non-operating income (expenses). The foregoing adjustments are those necessary to present the underlying gross profit of the Company’s soybean product line for the 2021 periods presented, together with the corresponding adjustments to the extent applicable to the corresponding 2022 periods presented.

The Company provides in the table below a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to adjusted net loss. The Company provides adjusted net loss because it believes that this non-GAAP financial metric provides investors with useful supplemental information in light of the Company’s business model during the periods presented as the amounts being adjusted affect the period-to-period comparability of net losses and financial performance.

The table below presents a reconciliation of net loss to adjusted net loss:

	Three Months Ended June 30,		Six Months Ended June 30,
In Thousands	2022	2021	2022	2021
Net loss (GAAP measure)	$(2,485)	$(4,807)	$(8,104)	$(14,835)
Non-GAAP adjustments:
Commodity derivative impact, net	—	(658)	—	(447)
Net realizable value adjustment to inventories	—	(859)	—	(72)
Section 16 officer transition expenses	116	13	232	2,734
Recapture of non-cash stock compensation	—	—	—	(2,540)
Gain upon extinguishment of Payroll Protection Program loan	—	(1,528)	—	(1,528)
Non-operating income (expenses)	(4,296)	(6)	(4,783)	(5)

Adjusted net loss	$(6,665)	$(7,845)	$(12,655)	$(16,693)

The Company presents adjusted net loss per share, a non-GAAP measure, and defines it as net loss per share adjusted for (i) unrealized gains and losses associated with commodity derivatives entered into to hedge the change in value of fixed price grain inventories and fixed price grain production agreements that should be recognized in the future when the underlying inventory is sold, (ii) gains and losses from commodity derivatives realized in prior periods but associated with inventory sold in the current period, (iii) net realizable value adjustments to inventories occurring in the period which otherwise would have been recognized in the future when the underlying inventory is sold, and (iv) net realizable value adjustments recognized in prior periods but associated with inventory sold in the current period, and excluding cash-based Section 16 officer transition expenses, the recapture of non-cash stock compensation associated with the departure of Section 16 officers, the gain upon the extinguishment of the PPP loan, and non-operating income (expenses). The foregoing adjustments are those necessary to present the underlying gross profit of the Company’s soybean product line for the 2021 periods presented, together with the corresponding adjustments to the extent applicable to the corresponding 2022 periods presented.

The Company provides in the table below a reconciliation of net loss per share, which is the most directly comparable GAAP financial measure, to adjusted net loss per share. The Company provides adjusted net loss per share because it believes that this non-GAAP financial metric provides investors with useful supplemental information in light of the Company’s business model during the periods presented as the amounts being adjusted affect the period-to-period comparability of net losses per share and financial performance.

The table below presents a reconciliation of net loss per share to adjusted net loss per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss per share (GAAP measure)	$(0.05)	$(0.13)	$(0.18)	$(0.40)
Non-GAAP adjustments:
Commodity derivative impact, net	—	(0.02)	—	(0.01)
Net realizable value adjustment to inventories	—	(0.02)	—	—
Section 16 officer transition expenses	—	—	0.01	0.07
Recapture of non-cash stock compensation	—	—	—	(0.07)
Gain upon extinguishment of Payroll Protection Program loan	—	(0.04)	—	(0.04)
Non-operating income (expenses)	(0.09)	—	(0.11)	—

Adjusted net loss per share	$(0.14)	$(0.21)	$(0.28)	$(0.45)

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” or the negative of these terms and other similar terminology. Forward-looking statements in this report include statements about the Company’s future financial performance, including its cash runway; its product pipeline and development; its business model and strategies for the development, commercialization and sales of commercial products; commercial demand for its synthetic biology solutions; the development and deployment of its PlantSpring technology platform; its ability to deploy and leverage its artificial intelligence and machine learning (AIML) capabilities; the ability to scale production capability for its BioFactory production system; potential development agreements, partnerships, customer relationships, and licensing arrangements and their contribution to its financial results, cash usage, and growth strategies; the potential impact of the COVID-19 pandemic on its business and operating results; and anticipated trends in its business. These and other forward-looking statements are predictions and projections about future events and trends based on the Company’s current expectations, objectives, and intentions and are premised on current assumptions. The Company’s actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: the impact of increased competition, including competition from a broader array of synthetic biology companies; competition for customers, partners, and licensees and the successful execution of development and licensing agreements; disruptions at its key facilities, including disruptions impacting its BioFactory production system; flaws in AIML algorithms, insufficiency of data inputs required by such algorithms, and human error in interacting with AIML; changes in customer preferences and market acceptance of its products; changes in market consensus as to what attributes are required for a product to be considered “sustainable”; the impact of adverse events during development, including unsuccessful pilot production of plant-based chemistries or field trials; the impact of improper handling of its product candidates during development; failures by third-party contractors; inaccurate demand forecasting or milestone and royalty payment projections; the effectiveness of commercialization efforts by commercial partners or licensees; disruptions to supply chains, including raw material inputs for its BioFactory; the impact of changes or increases in oversight and regulation; disputes or challenges regarding intellectual property; proliferation and continuous evolution of new technologies; management changes; changes in macroeconomic and market conditions, including inflation, supply chain constraints, and rising interest rates; dislocations in the capital markets; the severity and duration of the evolving COVID-19 pandemic and the resulting impact on macro-economic conditions; and other important factors discussed in Part I, Item 1A, “Risk Factors” in the Company’s filings with the SEC, included in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 3, 2022 (its Annual Report) and its subsequent reports on Forms 10-Q and 8-K filed with the SEC. Any forward-looking statements made by management of the Company are based only on currently available information and speak only as of the date of this report. Except as otherwise required by securities and other applicable laws, the Company does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change.

CALYXT, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Par Value and Share Amounts)

	June 30, 2022 (unaudited)	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$11,316	$13,823
Restricted cash	545	499
Prepaid expenses and other current assets	1,002	859

Total current assets	12,863	15,181
Non-current restricted cash	53	99
Land, buildings, and equipment	5,077	21,731
Operating lease right-of-use assets	13,855	—
Other non-current assets	169	183

Total assets	$32,017	$37,194

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$519	$1,260
Accrued expenses	262	339
Accrued compensation	2,272	2,522
Due to related parties	101	172
Current portion of financing lease obligations	246	370
Common stock warrants	688	—
Other current liabilities	413	191

Total current liabilities	4,501	4,854
Financing lease obligations	37	17,506
Operating lease obligations	13,652	—
Other non-current liabilities	68	702

Total liabilities	18,258	23,062

Stockholders’ equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized; 46,815,694 shares issued and 46,715,542 shares outstanding as of June 30, 2022, and 38,874,146 shares issued and 38,773,994 shares outstanding as of December 31, 2021	5	4
Additional paid-in capital	218,161	211,263
Common stock in treasury, at cost; 100,152 shares as of June 30, 2022, and December 31, 2021	(1,043)	(1,043)
Accumulated deficit	(203,364)	(196,092)

Total stockholders’ equity	13,759	14,132

Total liabilities and stockholders’ equity	$32,017	$37,194

CALYXT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In Thousands Except Shares and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$41	$11,880	$73	$16,282
Cost of goods sold	—	11,527	—	18,272

Gross profit	41	353	73	(1,990)
Operating expenses:
Research and development	3,250	2,844	6,191	5,894
Selling, general, and administrative	3,556	3,493	6,736	7,781

Total operating expenses	6,806	6,337	12,927	13,675

Loss from operations	(6,765)	(5,984)	(12,854)	(15,665)
Gain upon extinguishment of Payroll Protection Program loan	—	1,528	—	1,528
Interest, net	(16)	(357)	(33)	(703)
Non-operating income (expenses)	4,296	6	4,783	5

Loss before income taxes	(2,485)	(4,807)	(8,104)	(14,835)
Income taxes	—	—	—	—

Net loss	$(2,485)	$(4,807)	$(8,104)	$(14,835)

Basic and diluted net loss per share	$(0.05)	$(0.13)	$(0.18)	$(0.40)

Weighted average shares outstanding – basic and diluted	46,663,475	37,199,349	44,354,610	37,168,018

Anti-dilutive stock options, restricted stock units, performance stock units, and common stock warrants	16,234,030	5,223,327	16,234,030	5,223,327

CALYXT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in Thousands)

	Six Months Ended June 30,
	2022	2021
Operating activities
Net loss	$(8,104)	$(14,835)
Adjustments to reconcile net loss to net cash used by operating activities:
Gain upon extinguishment of Payroll Protection Program loan	—	(1,528)
Depreciation and amortization	763	1,180
Stock-based compensation	1,855	(371)
Unrealized (gain) loss on mark-to-market of common stock warrants	(4,723)	—
Changes in operating assets and liabilities:
Accounts receivable	—	893
Due to/from related parties	(71)	(638)
Inventory	—	(1,085)
Prepaid expenses and other current assets	5	3,301
Accounts payable	(114)	1,254
Accrued expenses	(87)	(555)
Accrued compensation	(250)	143
Other	(550)	992

Net cash used by operating activities	(11,276)	(11,249)

Investing activities
Proceeds from sales of short-term investments	—	11,698
Purchases of land, buildings, and equipment	(1,289)	(307)

Net cash (used by) provided by investing activities	(1,289)	11,391

Financing activities
Proceeds from the issuance of common stock, and pre-funded warrants	11,209	—
Costs incurred related to the issuance of common stock, pre-funded warrants, and common warrants	(961)	—
Repayments of financing lease obligations	(190)	(178)
Proceeds from the exercise of stock options	—	227

Net cash provided by financing activities	10,058	49

Net (decrease) increase in cash, cash equivalents, and restricted cash	(2,507)	191
Cash, cash equivalents, and restricted cash – beginning of period	14,421	18,289

Cash, cash equivalents, and restricted cash – end of period	$11,914	$18,480